UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2012

Amarantus BioSciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 737-2734

______________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 18, 2012 we entered into an Exclusive License Agreement (the “Agreement”) with Power 3 Medical Products, Inc. (“Power 3”). Under the Agreement, we have been granted an exclusive worldwide license to develop, manufacture, have manufactured, use, market, sell and import medical devices and methods under certain intellectual property owned by the Power 3. The licensed intellectual property pertains to Power 3’s NuroPro® Blood Test. The NuroPro Blood Test is Power3’s diagnostic platform for the early detection of neurodegenerative diseases. It is being developed as a tool to assist physicians to more accurately diagnose disease and monitor progression. The platform involves monitoring the concentration of 57 protein markers in blood serum identified to be linked to neurodegeneration in order to accurately detect and distinguish between Alzheimer’s disease, ALS (Lou Gehrig’s disease), and Parkinson’s disease. Our license is focused on the further development of a subset of 21 of these protein markers specifically targeting early diagnosis and ongoing monitoring of Parkinson’s disease. The initial term of the Agreement is one (1) year, renewable upon mutual written agreement of the parties.

Under the Agreement, all medical devices and all additional intellectual property pertaining to Parkinson’s disease diagnosis, including all additional patents, applications, trademarks, copyrights, inventions, trade secrets, and know-how developed by us or by Power 3 during the term of the Agreement relating to or based in whole or in part on the licensed intellectual property shall be the sole and exclusive property of the developing party. All medical devices and all additional intellectual property pertaining to Parkinson’s disease diagnosis conceived or developed by Power 3 during the term of this Agreement, if any, shall be included within the scope of the exclusive license granted to us under the Agreement.

Together with Power 3, we plan to conduct a Phase 2 clinical validation study of this diagnostic platform in the first half of 2012, to be guided according to the timeline and steps set forth in Schedule B to the agreement. In connection with the clinical validation study, Power 3 will transfer the technology, know-how, and intellectual property licensed under the agreement to a facility to be designated by us.

As consideration for the license granted to us under the Agreement, together with the technology transfer and the planned validation trials, we have agreed to issue Power 3 $500,000 worth of our common stock, priced at the closing price of our common stock on January 23, 2012. On January 23, 2012, our closing stock price was $0.14. We will therefore issue 3,571,428 shares of common stock to Power 3 pursuant to the Agreement.

The Agreement also provides us with an exclusive option to acquire all of the intellectual property licensed to us by Power 3 in exchange for the issuance of an additional $500,000 worth of our common stock to Power 3, valued at our January 23, 2012 closing stock price ($0.14 per share). The purchase option is exercisable at any time during the term of the Agreement. We will be required to exercise the purchase option upon transfer of the Power 3 intellectual property and technology.

In addition, the Agreement grants us a right to first refusal for the acquisition of all of Power 3’s neurodegenerative disease intellectual property, exercisable during the term of the Agreement. The Parkinson’s disease application of Power 3’s NuroPro Blood Test has completed proof-of-concept and Phase 1 clinical validation studies. Upon completion of the Phase 2 validation study, Power 3 shall be required to negotiate with us for up to ninety (90) days in good faith for the sale of all of Power 3’s neurodegenerative disease intellectual property. In event that we unable to reach satisfactory terms for the sale, Power 3 will be required to notify us of any bona fide third party purchase offer for the intellectual property. We will then have ten (10) days to match the terms of any such written offer.

The foregoing is a summary only of the material terms of the Agreement and is not a complete description of its contents. The Agreement should be reviewed in its entirety for additional details.

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Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of unregistered securities to Power 3 is incorporated by reference into this Item 3.02. Power 3 has represented and warranted to us that it is an accredited investor as defined in Rule 501(a) of Regulation D and the offer and sale of our common stock to Power 3 under the Agreement is exempt from registration under Rule 506 of Regulation D.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Exclusive License Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 25, 2012	Amarantus BioSciences, Inc.

By: /s/ Gerald Commissiong
Gerald Commissiong
Chief Executive Officer

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